UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 16, 2007

Healthaxis Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

0-13591	23-2214195
(Commission File Number)	(IRS Employer Identification No.)

7301 North State Highway 161, Suite 300, Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(972) 443-5000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 16, 2007, Healthaxis Inc. (the “Company”) executed a First Amendment to Loan and Security Agreement (the “Amendment”) with Silicon Valley Bank (“SVB”), with respect to a revolving line and equipment advances under a Loan and Security Agreement (the “LSA”) dated August 14, 2006. As a result of the Amendment, (a) the Revolving Line Maturity Date is extended to April 16, 2009, and the Equipment Line Maturity Date is extended to March 31, 2010, (b) the Equipment Line is increased from $750,000 to $1 million, (c) The Draw Period for the Equipment Line is extended from March 31, 2007 to September 30, 2007, (d) the Revolving Line maximum aggregate advances are decreased from $5 million to $3 million, (e) an Unused Revolving Line Facility Fee of 3/8% per annum is added, and (f) financial covenants pertaining to EBITDA are restated.

Advances under the LSA bear interest at SVB’s prime rate plus 1.0% for revolving advances or 1.5% for equipment advances. The LSA contains customary affirmative and negative covenants, and requires that the company maintain specified Adjusted Quick Ratio (ratio of certain current assets to certain liabilities as defined in the LSA), EBITDA, and debt service coverage requirements. The advances under the LSA are secured by a first priority lien on substantially all the assets of the Company, including intellectual property.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit	Description

10.1	First Amendment to Loan and Security Agreement between the Company and Silicon Valley Bank dated April 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2007

HEALTHAXIS INC.

By:	/s/ Ronald K. Herbert
Ronald K. Herbert

Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	First Amendment to Loan and Security Agreement between the Company and Silicon Valley Bank dated April 16, 2007.